UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2019

DATA STORAGE CORPORATION

(Exact name of registrant as specified in its charter)

 (Former Name of Registrant)

Nevada	00135384	98-0530147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

48 South Service Road

Melville, New York 11747

(Address of principal executive offices) (zip code)

212-564-4922

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On November 5, 2019, the size of the Board of Directors of Data Storage Corporation (the “Company”) was increased from eight to ten and Matthew Grover and Todd Correll were appointed as directors of the Company.

There is no understanding or arrangement between Messrs. Grover and Correll and any other person pursuant to which Messrs. Grover and Correll were selected as directors of the Company. Messrs. Grover and Correll do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Since January 1, 2019, Messrs. Grover and Correll have not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

From early 2019 through the present, Mr. Grover serves as the Executive Vice President of Business Services at Altice USA (NYSE: ATUS) (“Altice”), one of the largest broadband communications and video services providers in the U.S., delivering broadband, pay television, mobile, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states. From 2013 to 2018, Mr. Grover served as Altice’s Senior Vice President of Commercial Sales, Product, and Marketing. In 2010 Mr. Grover assumed the position of Vice President and General Manager of Optimum West Commercial Services for Altice, overseeing sales and sales operations in the Rocky Mountain States of Montana, Wyoming, Colorado, and Utah, until it was sold to Charter Communications in August 2013. Mr. Grover began his 19-year Altice career in 2001 when he joined Altice’s Lightpath division as its Director of Sales Planning. Since then, Mr. Grover has held various positions with Altice with increasing responsibilities. Prior to joining Altice, Mr. Grover held various management positions over the course of nearly 10 years, including serving as Vice President of Sales at North American Telecom, Global Account Manager at AT&T in Los Angeles, CA, and District Sales Manager at AT&T in New York, NY. Mr. Grover currently serves as a member of the Board of Trustees of Molloy College. Mr. Grover received a Bachelor’s degree in Economics from Stony Brook University and a MBA from the University of Southern California. We believe that Mr. Grover should serve as a member of our board of directors due to his extensive experience in growing and managing growth orientated businesses.

From 2017 through the present, Mr. Correll has served as a financial and operations executive consultant and board member for SACo, a leading online retail operation, which has grown from a pre-revenue startup operation in 2017 to generating $50 million in annual revenue. From 2001 through 2017, Mr. Correll founded and served as CEO of Broadsmart Florida, Inc. (“Broadsmart”), a facility-based VoIP carrier. Under Mr. Correll’s leadership as its CEO, Broadsmart grew from a local phone company to a nationwide carrier delivering IP based dial tone, broadband and ancillary services from small to large companies in every U.S. state, including establishing a strategic business relationship with IBM which allowed Broadsmart to migrate one of the country’s largest auto supply chains with over 4,000 locations and more than 28,000 phone lines to the Broadsmart platform. Broadsmart was acquired by Magic Jack in 2016, and Mr. Correll continued to serve as its CEO until 2017. Mr. Correll attended Syracuse University. We believe that Mr. Correll should serve as a member of our board of directors due to his extensive experience in financial reporting and business operations management. Mr. Correll holds a private pilot's license as well as a USCG Captains license.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA STORAGE CORPORATION

Date: November 12, 2019	By:	/s/ Charles M. Piluso
Charles M. Piluso
Chief Executive Officer

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